Execution Version
MASTER LSTA PAR/NEAR PAR TRADE CONFIRMATION

To:    Buyer Name:    Morgan Stanley Bank, N.A.     From:    Seller Name: Pacific Western Bank

We are pleased to confirm the following transaction, subject to the Standard Terms and Conditions for Par/Near Par Trade Confirmations (the “Standard Terms and Conditions”) published by The Loan Syndications and Trading Association, Inc.® (the “LSTA”) as of June 9, 2017 1, which Standard Terms and Conditions are incorporated herein by reference without any modification whatsoever except as otherwise agreed herein by the parties and specifically set forth in the “Trade Specific Other Terms of Trade” section below. Capitalized terms used and not defined in this Confirmation have the respective meanings ascribed thereto in the Standard Terms and Conditions.
Trade Date:    December 7, 2017

Seller:    Pacific Western Bank ☒ Principal

Buyer:    Morgan Stanley Bank, N.A. ☒ Principal

Credit Agreements:    As set forth on Annex A hereto

Borrowers:    As set forth on Annex A hereto

Form of Purchase:    If no election is made, “Assignment” applies.

☐ Assignment

☐ Assignment Only

☐ Participation

☒ Other: See “Trade Specific Other Terms of Trade” below

Purchase Amounts
Types of Debt:

Purchase Amounts	Types of Debt	Facilities	CUSIP Number
As set forth Annex A hereto	As set forth Annex A hereto	As set forth Annex A hereto	As set forth Annex A hereto

Purchase Rate:    [******]
____________________________
1 The Standard Terms and Conditions are available on the LSTA website at http://www.lsta.org.
[******] Confidential treatment has been requested for portions of this exhibit. This exhibit omits the information for which confidential treatment has been requested and marks such information with [******]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Upfront Fee:    ☒ None

Credit Documents

to be provided by Seller:	☒ Yes (only applicable if Buyer was not a lender on Trade Date and made its request on or prior to Trade Date)

☐ No

Collateral Annex
Applicable:    ☐ Yes
☒ No

Trade Specific
Other Terms of Trade:     ☒ Specify Other Terms:

1.This Confirmation is intended as a master agreement between Buyer and Seller for the purchase and sale of multiple loan assets, each subject to the Standard Terms and Conditions, and notwithstanding the settlement of any Transaction, the Confirmation shall remain unmodified and in full force and effect with respect to any Transaction that has not yet settled. For all purposes, each of the Transactions contemplated hereunder with respect to any Debt set forth on Annex A hereto shall be unrelated to and separate from any other Transaction and each purchase and sale of any Debt shall settle independently on one or more Settlement Dates.
2.The term “Transaction” shall mean “the transaction(s) contemplated by this Confirmation with respect to the applicable Debt set forth on Annex A hereto” and all other terms in this Confirmation shall be construed accordingly.
3.Buyer and Seller agree to use commercially reasonable efforts, including without limitation with respect to obtaining any required approvals or consents, to settle each Transaction by assignment by December 29, 2017.
4.If Buyer and Seller determine that they are unable to close any Loan Transaction by assignment by December 29, 2017, they shall do so by participation (on an LSTA form Participation Agreement for Par/Near Par Trades, including majority voting and with free assignability (subject to, with respect to any Loans that have future funding obligations, delivery of the collateral annex or other credit support arrangements reasonably satisfactory to the Seller) of the participation interest by Buyer), and to thereafter work promptly towards an elevation to assignment.

5.From the Trade Date until the settlement date of each Loan Transaction, Seller agrees not to take (or refrain from taking) any action with respect to the Loan other than in accordance with the prior instructions of Buyer. Seller shall promptly provide or make available to Buyer all material Credit Documents or other material Loan-related materials which it has received as a lender of each Loan in the form of a data site or as may otherwise be agreed in writing. In addition, from the date hereof until the settlement date, Seller shall furnish and convey to Buyer all material written information and documents it receives in its capacity as a lender of each Loan.
6.In addition to any conditions precedent set forth in the Standard Terms, the purchase of each Loan contemplated herein shall be subject to the following conditions precedent: (a) Buyer’s reasonable determination prior to December 15, 2017 at 6:00 P.M., Eastern Standard Time, that the purchase of such Loan will not violate any applicable law, governmental rule or regulation to which Buyer is subject; and (b) Buyer’s reasonable determination that the Credit Documents governing such Loan permit it to purchase and sell the Loan, either by assignment or by participation. For avoidance of doubt, to the extent any Loan does not meet any of the criteria set forth in this Section 6, it shall be excluded from the Loan Transaction, but shall not affect the obligation of Seller and Buyer to proceed with the sale of the remaining Loans.
7.Buyer and Seller agree that the provisions of Sections 6(a), 6A, 6B and16-18 of the Standard Terms and Conditions shall not apply to the transactions contemplated by this Confirmation.
8.Any and all Assignment Fees charged under the applicable Credit Documents and fees payable in connection with the use of any electronic settlement service, including without limitation Markit ClearPar, shall be for the account of Seller; provided that, should Buyer suballocate any Transaction, Seller shall not be required to pay more than one assignment fee in connection with the assignment of the Debt under any Credit Agreement. Seller shall use its best efforts to have any such Assignment Fees waived.
9.Following Buyer’s review of the Credit Documents, if Buyer and Seller mutually determine, in each party’s reasonable judgment, that one or more Loans are more appropriately traded on distressed trade documentation, Seller and Buyer shall then enter into a separate Master LSTA Distressed Trade Confirmation in respect of such Loans on terms otherwise substantially as set forth herein, including the Purchase Rate.

Please provide the signature of a duly authorized signatory where indicated below.
SELLER    BUYER

PACIFIC WESTERN BANK    MORGAN STANLEY BANK, N.A.

By: /s/ Kori Ogrosky                    By: /s/ John Gally

Name: Kori Ogrosky                    Name: John Gally

Title:     EVP                        Title: Managing Director

Date:     December 8, 2017                Date:     12/8/17

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